Use these links to rapidly review the document

SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Brookline Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
☐	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	4)	Proposed maximum aggregate value of transaction:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

April 5, 2013

Dear Stockholder,

        I am pleased to invite you to the Brookline Bancorp, Inc. 2013 Annual Meeting of Stockholders. The meeting will be held at 11:00 a.m., Eastern Time, on May 8, 2013, at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts, 02138.

        Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and our 2012 Annual Report. In addition to the formal items of business, we will report on the operations of Brookline Bancorp, Inc. and its subsidiaries, Brookline Bank, First Ipswich Bank and Bank Rhode Island. Directors and officers of the Company will be present to respond to any suggestions that you may have.

        Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented. Please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised, as explained in the proxy statement.

        If you plan to attend the Annual Meeting, please bring the admission ticket attached to your proxy card and photo identification. Also, if your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership as of the record date.

        On behalf of the Board of Directors and the employees of Brookline Bancorp, Inc., Brookline Bank, First Ipswich Bank and Bank Rhode Island, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

Paul A. Perrault
President and Chief Executive Officer

131 Clarendon Street
Boston, Massachusetts 02116
(617) 425-4600

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

May 8, 2013
11:00 a.m., Eastern Standard Time

To Holders of Common Stock of Brookline Bancorp, Inc.:

        Notice is hereby given that the 2013 Annual Meeting of Stockholders of Brookline Bancorp, Inc. (the "Company") will be held on Wednesday, May 8, 2013 at 11:00 a.m., Eastern Time, at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts 02138, for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

  1.
  To elect the four nominees named in the proxy statement, each to serve for a three-year term and until their respective successors are duly elected and qualified;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013;

  3.
  To hold an advisory vote on the compensation of our named executive officers; and

  4.
  To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

        Only stockholders of record as of the close of business on March 15, 2013 are entitled to receive notice of, to attend and to vote at the Annual Meeting. In accordance with Delaware law, for ten days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. The list will also be available at the Annual Meeting.

        Your vote is important. Please submit your proxy as soon as possible. Even if you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised as explained in the proxy statement.

        Important Notice Regarding Internet Availability of Proxy Materials for May 8, 2013 Stockholder Meeting: The Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2012 are available at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4001623&GKP=207184

Sincerely,

Michael W. McCurdy General Counsel and Secretary

Boston, Massachusetts
April 5, 2013

131 Clarendon Street
Boston, Massachusetts 02116
(617) 425-4600

PROXY STATEMENT
FOR
2013 ANNUAL MEETING OF STOCKHOLDERS

 General Information

Why am I receiving this Proxy Statement?

        The Company has made this Proxy Statement and the Company's Annual Report and Form 10-K for the fiscal year ended December 31, 2012 available to you in connection with the Company's solicitation of proxies for use at the Annual Meeting, to be held on Wednesday, May 8, 2013 at 11:00 a.m., Eastern Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to the stockholders on or about April 5, 2013. You are invited to attend the Annual Meeting and are requested to vote on the proposals in this Proxy Statement. The Annual Meeting will be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts 02138.

What items will be voted on at the Annual Meeting?

        You are being asked to vote on the following items at the Annual Meeting:

  1.
  To elect the four nominees named in the proxy statement, each to serve for a three-year term and until their respective successors are duly elected and qualified;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013;

  3.
  To hold an advisory vote on the compensation of our named executive officers;

  4.
  To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

Who may vote at the Annual Meeting?

        Each share of the Company's common stock has one vote on each matter. As of March 15, 2013, there were 70,370,712 shares of the Company's common stock issued and outstanding. Only stockholders of record as of the close of business on March 15, 2013 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting.

What constitutes a quorum?

        The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected.

Abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

How do I vote?

        Voting in Person at the Meeting.    If you are a stockholder of record and attend the Annual Meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a "legal proxy" from the broker, bank or other nominee that holds your shares of common stock of record.

        Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares of common stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

  •
  Vote by Internet.  You may vote via the Internet by following the instructions on your proxy card. The website for Internet voting is printed on your proxy card. Please have your proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 7, 2013. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

  •
  Vote by Telephone.  If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 7, 2013. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

  •
  Vote by Mail.  If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, American Stock Transfer & Trust Company, in the postage-paid envelope provided.

        Voting by Proxy for Shares Registered in Street Name.    If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the Annual Meeting?

        We are not currently aware of any other matters to be presented at the Annual Meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

        You may revoke your proxy at any time before it has been exercised by:

  •
  filing a written revocation with the Corporate Secretary of Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116;

  •
  submitting a new proxy by telephone, or by the Internet, or by submitting a new proxy card after the time and date of the previously submitted proxy; or

  •
  appearing in person and voting by ballot at the Annual Meeting.

        If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy.

What is the voting requirement to approve each of the Proposals?

        For Proposal 1, a nominee for director in an uncontested election must receive a majority of the votes cast as to such nominee in order to be elected as director. Any incumbent director who does not receive the required vote for reelection will promptly offer to resign from the Board. Within 90 days after the date of certification of the election results, the Board of Directors will determine whether to accept or reject such director's offer to resign.

        Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

How are abstentions treated?

        Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Only "FOR" and "AGAINST" votes are counted for purposes of determining the votes received in connection with each proposal. If you "abstain" from voting for Proposals 1, 2 or 3, it will have the same effect as if your vote was not cast with respect to each such proposal, and this will have no effect on the outcome. A broker non-vote will have no effect on the outcome of Proposals 1, 2 or 3.

How are proxies voted?

        All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted by the proxyholders in accordance with the stockholder's instructions.

What happens if I do not give specific voting instructions?

        If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

What is householding?

        If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Annual Report, Form 10-K, Notice of Annual Meeting and Proxy Statement. This procedure, known as "householding," is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our Annual Report and proxy materials to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Annual Report and proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.

        If you wish to request extra copies free of charge of our Annual Report, Form 10-K or this Proxy Statement, please send your request to the Company's Corporate Secretary at 131 Clarendon Street, Boston, Massachusetts 02116.

Is my vote confidential?

        Proxy instructions, ballots, voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except as necessary to meet applicable legal requirements, to allow for the tabulations and certification of votes, and to facilitate a successful proxy solicitation.

        Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

Where can I find voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by a representative from American Stock Transfer & Trust Company, who will serve as inspector of elections, and published and filed with the Securities Exchange Commission ("SEC") on a Form 8-K within four business days following the completion of the Annual Meeting.

How can I view the Company's proxy materials for the Annual Meeting on the Internet?

        The Company's proxy materials are available on the Company's website at www.brooklinebancorp.com. Additional information regarding the Company and its subsidiaries, Brookline Bank, First Ipswich Bank, and Bank Rhode Island, can be found at the following websites: www.brooklinebank.com, www.firstipswich.com, www.bankri.com.

 PROPOSAL 1: ELECTION OF DIRECTORS

        The Company's Board currently consists of 12 directors. All of the Company's directors are independent under the current listing standards of the NASDAQ Stock Market LLC, which we refer to as the "NASDAQ rules," except for Mr. Perrault, who currently serves as President and Chief Executive Officer of the Company, and Charles H. Peck and Merrill W. Sherman, who previously served as executive officers at subsidiaries of the Company and who currently serve as consultants to the Company. Four directors will be elected at the Annual Meeting to serve for a three-year term until the 2016 Annual Meeting of Stockholders and until their respective successors have been duly elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy.

        The Board has nominated David C. Chapin, John A. Hackett, John L. Hall II, and Rosamond B. Vaule for election as directors, each of whom has agreed to serve if so elected. Please refer to the sections entitled "Nominees for Director" and "Stock Ownership of Directors and Management" for additional information regarding the nominees.

        The following includes a discussion of the business experience for the past five years for each of our nominees and continuing directors. The biographical description below for each nominee includes specific experience, qualifications, attributes and skills that led to the conclusion by the Company's Nominating Committee and the Board of Directors that such person should serve as a director of the Company. The biographical description below for each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Company's Nominating Committee and the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Company's Nominating Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting.

        In addition to the information presented below regarding each person's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to the Company and its stockholders.

        Each of the Company's directors currently serves as a director for Brookline Bank. Mr. Perrault also serves as a director of First Ipswich Bank and Bank Rhode Island.

Nominees for Director

Terms to Expire in 2016

        David C. Chapin.    Mr. Chapin is a Principal of Chapin Properties Team Ltd., a real estate investment and property appraisal and management company, and has served in that capacity since August 2004. From 1998 to August 2004, Mr. Chapin was a Principal of T. H. Niles Real Estate Group, Inc., a real estate investment and property appraisal and management company. Mr. Chapin is the Chairman of the Company's Credit Committee and serves on the Executive, Compensation and Nominating Committees. Mr. Chapin is a valuable resource in evaluating and monitoring the risks associated with real estate lending, the Company's most significant area of activity, due to his extensive knowledge of and experience in the real estate market in which the Company originates commercial and residential mortgage loans.

        John A. Hackett.    Mr. Hackett currently serves as the Controller of J.J. Ruddy Insurance Agency, Inc., a position that he has held since 2005. Previously, Mr. Hackett served as the President of J. J. Ruddy Insurance Agency, Inc. for over 40 years, and retired as the President in 2005. Mr. Hackett served as a director of Mystic Financial, Inc. ("Mystic"), which was acquired by the Company in 2005.

He served as the chair of the Loan, Investment, Compensation and Nominating Committees of Mystic's subsidiary bank, Medford Co-operative Bank, and served as a director of the bank for 23 years. Mr. Hackett serves on the Company's Audit Committee. Mr. Hackett's long-time service as a member of the Board of Directors of another financial institution provides him with unique and valuable insight as it relates to the oversight of the Company's activities.

        John L. Hall II.    Mr. Hall is President of Hall Properties, Inc., a real estate investment, management and development company, and has served in that capacity since 1989. Additionally, Mr. Hall is an owner and director of HallKeen Management, a real estate management and investment company located in Massachusetts. Mr. Hall serves on the Company's Credit, Executive, Compensation and Nominating Committees. Mr. Hall's extensive experience in the commercial real estate market industry provides him with the skills and knowledge that are valuable to the Board's management of the Company's lending and business activities.

        Rosamond B. Vaule.    Ms. Vaule is active in volunteer work for numerous educational and charitable organizations located in the Boston area, including the School of the Museum of Fine Arts Boston (Governor), the Old South Meeting House (Board of Directors), the Massachusetts Cultural Council (Board of Directors, Grant Committee Chair), and the Brookline Arts Center (Community Advisor). Ms. Vaule serves on the Company's Audit Committee. Ms. Vaule's extensive work in the community and with charitable organizations provides the Board of Directors with perspective on developments in the principal community in which the Company conducts its business and maintains community relations.

Continuing Directors

Terms to Expire in 2014

        Bogdan Nowak.    Mr. Nowak joined the Board of Directors in January 2012 following the Company's acquisition of Bancorp Rhode Island,  Inc. and Bank Rhode Island, where he had served as a director since 2002. Mr. Nowak is the founder and President of Rhode Island Novelty, Inc., established in 1986. Headquartered in Fall River, Massachusetts, Rhode Island Novelty, Inc. is the nation's leading importer and wholesale distributor of novelty toys. Mr. Nowak serves on the Company's Audit Committee. Mr. Nowak's experience as a successful entrepreneur, his understanding of business operations and finances, and knowledge of corporate governance matters qualify him to serve on our Board of Directors.

        Merrill W. Sherman.    Ms. Sherman joined the Board of Directors in January 2012 following the Company's acquisition of Bancorp Rhode Island, Inc., where she had served as President and Chief Executive Officer of Bancorp Rhode Island, Inc. and Bank Rhode Island since 1996. Previously, Ms. Sherman served as President and CEO of two other New England community banks. Ms. Sherman is very active in the Rhode Island community and, in addition to chairing the Board of Trustees of the Rhode Island School of Design, she plays a leadership role as a board member of a number of other non-profit organizations. Ms. Sherman serves on the Company's Executive Committee. Ms. Sherman's years of services as the chief executive officer of several banks provide her with experience in banking and operations matters which, combined with her leadership in the Rhode Island community, provides value to the Board in its management of the Company's business.

        Peter O. Wilde.    Mr. Wilde was President of Tuftane Extrusion Technologies, Inc., a manufacturing company, from 1998 to 2009. In 1997, Mr. Wilde was a Managing Director of Beckwith Bemis Incorporated, a coatings and finishing company. From 1991 to 1997, Mr. Wilde served as Vice President of Finance and Administration at Ran Demo, Inc., a materials technology company. Mr. Wilde serves on the Compensation, Credit, Executive and Nominating Committees. Mr. Wilde's experience as a manager and owner of several businesses provides the Board of Directors with considerable knowledge concerning the risks associated with lending to commercial companies and small businesses.

Terms to Expire in 2015

        John J. Doyle, Jr.    Mr. Doyle has served as President and Chief Executive Officer of Randolph Savings Bank, a mutual savings bank, since November 16, 2009. From 2007 to 2009, Mr. Doyle served as the President and Chief Executive Officer of Commonwealth Cooperative Bank. From 2002 to 2007, Mr. Doyle served as the President and Chief Executive Officer of North Abington Cooperative Bank. Earlier in his career, Mr. Doyle was a partner at KPMG LLP from 1969 through 1991. Mr. Doyle serves on the Company's Audit Committee. We believe that Mr. Doyle's experience as a partner at KPMG LLP, a long-time bank consultant, and as the chief executive officer of five banks provides him with a unique perspective on the Company's challenges and opportunities.

        Thomas J. Hollister.    Mr. Hollister joined Global Partners, LP, a Fortune 500 company and an independent wholesale distributor of gasoline, diesel fuel, bio-fuel, heating oil and other refined petroleum products in the Northeast, in July 2006 as Executive Vice President and Chief Financial Officer. In January 2007, he was named Chief Operating Officer. Previously, Mr. Hollister was Vice Chairman of Citizens Financial Group, Inc. Mr. Hollister is the former Chair of the Greater Boston Chamber of Commerce and currently serves on the Chamber's Executive Committee. Mr. Hollister also serves as Chair of the Board of Trustees of Wheaton College, Chair of the Trustees of Tufts Medical Center and has been involved in several not-for-profit organizations. Mr. Hollister serves as the Chair of the Company's Audit Committee. Mr. Hollister provides the Board of Directors with valuable perspective on the Company's activities as a result of his experience as the chief operating officer and chief financial officer of a Fortune 500 company, the former Vice Chair of a large financial institution, and his leadership roles on the boards of several other organizations.

        Charles H. Peck.    Mr. Peck served as the Senior Loan Officer of Brookline Bank from 1970 and the President of Brookline Bank from April 2000 until his retirement in December 2010. As the former President and Senior Loan Officer of Brookline Bank for many years, Mr. Peck provides the Board of Directors with considerable knowledge about the Company's activities and guidance with respect to the commercial markets in which the Company operates.

        Paul A. Perrault.    Mr. Perrault became Chairman and Chief Executive Officer of Brookline Bank in March 2009 and Chief Executive Officer of the Company in April 2009. In 2011, Mr. Perrault became President of the Company and of Brookline Bank. Mr. Perrault serves on the Company's Credit Committee. Mr. Perrault also serves as a member of the Board of Directors of First Ipswich Bank and, as of January 1, 2012, as a member of the Board of Directors of Bank Rhode Island. During January 2009, he was the Chief Executive Officer of Sovereign Bancorp, Inc. From 1990 through 2007, Mr. Perrault was President and Chief Executive Officer of Chittenden Corporation, and additionally, from 1998 through 2007, he served as Chairman of Chittenden Corporation. Mr. Perrault is the Treasurer and a member of the Board of Trustees of the Shelburne Museum in Shelburne, Vermont, a member of the Board of Trustees of the Perkins School for the Blind in Watertown, Massachusetts, and a member of the Board of Directors of P.C. Construction, Inc., a large contracting company headquartered in South Burlington, Vermont. Mr. Perrault provides the Board of Directors with broad perspective on the Company's strategies, challenges and opportunities as a result of his role as the President and Chief Executive Officer of the Company and his long-time successful experience as the chief executive officer of a large commercial bank.

        Joseph J. Slotnik.    Mr. Slotnik served as the managing partner of the Boston office of L.F. Rothschild, later known as L.F. Rothschild, Unterberg, Towbin, a brokerage and investment firm, until his retirement in 1988. Mr. Slotnik was appointed Chairman of the Board of Directors of the Company in April 2011. Mr. Slotnik serves as a member of the Executive Committee and as Chair of the Compensation and Nominating Committees. Mr. Slotnik provides valuable insight concerning the Company's activities based on his long-time service as an independent director of the Company and his prior experience as the managing partner of a brokerage and investment firm.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES
TO THE BOARD OF DIRECTORS LISTED ABOVE

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS

        A critical function of the Board is to oversee the Company's executive management in the competent and ethical operation of the Company on a day-to-day basis, and to assure that the long-term interests of the stockholders are being served. To satisfy this duty, the directors proactively establish appropriate policy to ensure that the Company is committed to success through the maintenance of the highest standards of responsibility and ethics.

        Members of the Board bring to the Company a wide range of experience and knowledge. These varied skills provide for strong leadership and effective corporate governance. The Board works closely with senior management to ensure effective decision-making, compliance with Company policy and regulations, and strong leadership.

Board Leadership Structure

        Mr. Slotnik serves as the Company's Chairman of the Board of Directors. Mr. Perrault serves as the Company's President and Chief Executive Officer. The Chairman and the President and Chief Executive Officer work closely to ensure that the strategic goals of the Company's management team are in line with the risk and governance oversight objectives of the Board of Directors.

        The Board of Directors encourages strong communication among all of its independent directors and the Chairman of the Board. The Board of Directors also believes that it is able to effectively provide independent oversight of the Company's business and affairs, including risks facing the Company, through the composition of our Board of Directors, the role of our independent Chairman, the strong leadership of the independent directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Nine of our twelve directors are independent under the independence rules of the NASDAQ rules. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, our Audit Committee and our Compensation Committee, each of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Risk Oversight

        The Board of Directors plays an important role in the risk oversight of the Company. Although the Board recognizes that it is not possible to identify all risks that may affect the Company and its subsidiaries or to develop processes and controls to completely eliminate or mitigate their occurrence or effects, the Board is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees.

        In particular, the Board of Directors administers its risk oversight function through (i) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others, market risk, interest rate risk, credit risk, regulatory risk, and various other matters relating to the Company's business, (ii) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, new hires and promotions to the Company's senior management positions, (iii) the direct oversight of specific areas of the Company's business by the Audit and Credit Committees, (iv) regular periodic reports from the Company's internal and external auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the Company's internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting the Company and its subsidiaries to the Board's attention.

        Pursuant to the Audit Committee's charter, the Audit Committee is specifically responsible for reviewing and discussing with management and the Company's independent auditor matters and activities relating to financial reporting and internal controls of the Company.

        Pursuant to the Credit Committee's charter, the Credit Committee is specifically responsible for the review and approval of loan transactions of a certain value, the oversight of the Company's credit risk and loan review process, and the governance of the Company's credit management.

Board Committees

        During 2012, the Board met ten times. Each director attended at least 75% of the combined total number of meetings of the Board and board committees of which he or she was a member. Consistent with the Company's policy, the independent directors meet at least twice each year in executive session. In addition, the Company and NASDAQ rules strongly encourage all directors and nominees to attend each Annual Meeting. All of the directors as of May 9, 2012 attended the Annual Meeting held on May 9, 2012, and the Company anticipates that all of the directors will attend the 2013 Annual Meeting.

        The Board has five standing committees: the Executive Committee, the Audit Committee, the Compensation, the Nominating Committee and the Credit Committee. The Board has adopted a written charter for each of the standing committees, which are available on the Company's website at www.brooklinebancorp.com.

        Executive Committee.    The Executive Committee consists of Joseph J. Slotnik, David C. Chapin, John L. Hall II, Merrill W. Sherman, and Peter O. Wilde. The Executive Committee is responsible for transacting any business of the Company which properly might come before the Board of Directors, except as such by law, that only the full Board is authorized to perform. The Executive Committee documents its proceedings and reports on any actions taken at the next meeting of the Board of Directors. The Executive Committee met a total of two times during 2012.

        Audit Committee.    The Audit Committee consists of Thomas J. Hollister (Chair), John J. Doyle, Jr., John A. Hackett, Bogdan Nowak and Rosamond Vaule. Duties of the Audit Committee include the following: (i) reviewing the scope of the proposed audit, including the adequacy of staffing; (ii) discussing the contents of our audited financial statements with management and the independent auditor; (iii) appointing, compensating, evaluating, overseeing and/or replacing the independent registered public accounting firm; (iv) pre-approving the scope of services provided by and fees paid to the independent registered public accounting firm for audit, audit-related and permitted non-audit-related services; (iv) overseeing the internal and external audit function; and (v) reviewing with management and the Company's General Counsel the nature and status of significant legal matters. The Board has determined that each of Mssrs. Hollister and Doyle qualify as the "audit committee financial expert," as defined by the SEC, and that all members of the Audit Committee are independent and financially literate in accordance with the NASDAQ rules. The report of the Audit Committee is included in this Proxy Statement. The Audit Committee met a total of seven times during 2012.

        Compensation Committee.    The Compensation Committee consists of Joseph J. Slotnik (Chair), David C. Chapin, John L. Hall II, and Peter O. Wilde. The Compensation Committee is responsible for determining and overseeing the establishment of compensation levels for Company officers and reviewing personnel policies. Each member of the Compensation Committee is independent under the

NASDAQ rules. The report of the Compensation Committee is included in this Proxy Statement. The Compensation Committee met a total of eight times 2012.

        Nominating Committee.    The Nominating Committee consists of Joseph J. Slotnik (Chair), David C. Chapin, John L. Hall II and Peter O. Wilde. The Nominating Committee is responsible for the annual selection of the Board's nominees for election as directors, to review and monitor the Board's adherence with the NASDAQ rules for independence, and to review the Company's committee structure and make any necessary recommendations to the Board of Directors regarding committee appointments. Each member of the Compensation Committee is independent under the NASDAQ rules. The Nominating Committee met one time in 2012.

        Credit Committee.    The Credit Committee consists of David C. Chapin (Chair), John L. Hall II, Charles H. Peck, Paul A. Perrault, M. Robert Rose, and Peter O. Wilde. The Credit Committee is responsible for the approval of certain loan transactions at the Company's subsidiary banks, the oversight of the Company's credit risk and governance, and the credit risk management process. After its formation on November 7, 2012, the Credit Committee met four times in 2012.

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that sets forth standards of ethical business conduct for all directors, officers, and employees of the Company and its subsidiaries. Additionally, the Code of Business Conduct and Ethics is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ rules. A copy of the Code, and any amendments to or waivers of the requirements under the Code, is available on the Company's website at www.brooklinebancorp.com.

        The Board has established a means for employees, customers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics.

        Any employee, stockholder or other interested party can submit a report to the Audit Committee either in writing to: Brookline Bancorp, Inc., Internal Audit Services, P.O. Box 6024, Providence, Rhode Island 02940-6024 or by calling The Network at (855) 898-9097. Any such reports may be submitted confidentially or anonymously.

Board Nominations

        The Nominating Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experiences that are relevant to our business and who are willing to continue in service are first considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating Committee or the Board decides not to renominate a member for reelection, or if the size of the Board is increased, the Nominating Committee would seek to identify appropriate director candidates.

        Neither the Nominating Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating nominees. The Nominating Committee may consider whether a nominee, if elected, would have the necessary qualifications, professional background and core competencies to discharge his or her duties as well as the ability to add something unique and valuable to our Board of Directors as a whole. The Nominating Committee would seek to identify a candidate who at a minimum has high personal and professional integrity, who shall have demonstrated ability and judgment, and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

        The Nominating Committee will also take into account whether a candidate satisfies the criteria for "independence" under the NASDAQ rules, and if a candidate with financial and accounting experience is sought for service on the Audit Committee, whether the individual is financially literate and qualifies as an Audit Committee financial expert.

Stockholder Nominations

        Any stockholder of the Company entitled to vote for the election of directors at the Annual Meeting can submit the names of candidates for director by writing to the Nominating Committee, care of the Corporate Secretary, at Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year's Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Company not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

        The submission shall include the following information set forth below

  •
  The name and address of record of the stockholder, along with the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder;

  •
  A representation that the stockholder is a record holder of the Company's securities, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  The name, age, business and residential address, educational background, current principal occupation or employment and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

  •
  A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in the Nominating Committee Charter and which are discussed in further detail in the section above;

  •
  A description of all arrangements or understandings between the stockholder and proposed director candidate;

  •
  The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company's Annual Meeting of Stockholders and (ii) to serve as a director if elected as such at the Annual Meeting; and

  •
  Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

        In addition, the stockholder making the submission must provide his or her name and address, as they appear in the Company's books, and the class and number of shares of capital stock that are beneficially owned by such stockholder.

        A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements in "Advance Notice of Business to be Conducted at an Annual Meeting."

        There were no submissions by stockholders of Board nominees for our Annual Meeting.

Communications with the Board

        Stockholders who wish to communicate with our Board or with any director can write to the Nominating Committee, care of the Corporate Secretary, at Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. This letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will forward the communication to the director(s) to whom it is addressed, or, if the inquiry is a request for information about the Company or a stock-related matter for example, the Corporate Secretary will respond directly. The Corporate Secretary will not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

        At each Board meeting, the Corporate Secretary shall present a summary of all communications received, if any, since the last meeting and make those communications available to the directors upon request.

Transactions with Related Parties

        Pursuant to various regulatory requirements and other applicable law, the Boards of the Company and its subsidiaries, Brookline Bank, First Ipswich Bank and Bank Rhode Island, must approve certain extensions of credit, contracts and other transactions between the Company's subsidiaries and any director or executive officer. The Company has adopted written policies and procedures to implement these requirements which state, in essence, that any transaction between the Company, its subsidiaries and any director or executive officer, or any of their affiliates or immediate family members, may be made on terms comparable to those which the Company would reach with an unrelated, similarly-situated third-party and must be approved in advance by a Board vote. The Company's General Counsel and Chief Credit Officer share responsibility for oversight and implementation of the Company's policy regarding related party transactions, which is typically applied to extensions of credit and any other financial transactions of a material nature between the Company, its subsidiaries, and any director or executive officer. Any director or executive officer involved in such a transaction leaves the meetings while the Board considers and votes upon the transaction.

        Since January 1, 2012, neither the Company nor its subsidiaries has been a party to any transaction or series of transactions in which the amount involved exceeded $120,000 and which any director, executive officer, or holder of more than 5% of the Company's stock, or any members of the immediate family of any such person, had or will have a direct or indirect material interest other than:

  •
  On December 23, 2010, Charles H. Peck entered into a Retirement Agreement with the Company in which he agreed to provide commercial real estate consulting services to the Company and its management team. The Retirement Agreement is for one year, can be extended by mutual agreement of the Company and Mr. Peck, and provides for the payment to Mr. Peck in the amount of $4,000 per month. The Company and Mr. Peck extended the agreement through December, 2013.

  •
  On January 1, 2012, Merrill W. Sherman entered into a two-year Consulting and Non-Competition Agreement with the Company and in 2012 received $350,000 in consideration of the non-competition provisions and $100,000 for consulting services to the Company and its management team. In 2013, it is anticipated that Ms. Sherman will receive $300,000 for the non-competition provisions and $100,000 for consulting services.

        Some of the directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated are, or during 2012 were, also customers of Brookline Bank, First Ipswich Bank and Bank Rhode Island in the ordinary course of business or had loans outstanding during 2012. It is anticipated that such persons and their associates will continue to be customers of or indebted to Brookline Bank, First Ipswich Bank and Bank Rhode Island in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unaffiliated persons and, where required by law, were approved by the Boards of Brookline Bank, First Ipswich Bank or Bank Rhode Island. None of these loans to directors, executive officers or their associates is nonperforming.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee are Messrs. Slotnik, Chapin, Hall and Wilde. None of these persons has served as an officer or employee of the Company. None of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

        Persons and groups who beneficially own in excess of five percent of our common stock are required to file certain reports with the SEC regarding ownership. The following table sets forth, as of the Record Date, the shares of common stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company's common stock, including shares owned by its directors and executive officers.

Name and Address of Owner	Shares of Common Stock	Percent of Class of Ownership
Neuberger Berman Group, LLC(1)	5,439,263	7.761%
605 Third Avenue
New York, NY 10158
BlackRock, Inc.(2)	5,470,094	7.81%
40 East 52nd Street
New NY 10022
The Vanguard Group, Inc.(3)	4,176,340	5.95%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based exclusively on a Schedule 13G filed by Neuberger Berman Group, LLC on February 14, 2013. The filer claimed shared power to vote or to direct the vote of 5,215,634 shares and the shared power to dispose or to direct the disposition of 5,439,263 shares.

(2)
Based exclusively on a Schedule 13G filed by BlackRock, Inc. on February 4, 2013. The filer claimed sole power to vote or to direct the vote of 5,470,094 shares and the sole power to dispose or to direct the disposition of 5,470,094 shares.

(3)
Based exclusively on a Schedule 13G filed by The Vanguard Group, Inc. on February 7, 2013. The filer claimed sole power to vote or to direct the vote of 99,142 shares and the sole power to dispose or to direct the disposition of 4,079,998 shares.

        The following table details, as of the Record Date, information concerning the beneficial ownership of our common stock by:

  •
  Each director;

  •
  Each of our named executive officers; and

  •
  All directors and named executive officers as a group.

Name and Address of Beneficial Owner*	Age	Position	Director Since (1)	Term Expires	Number of Shares Beneficially Owned (2)		Percent of Class (3)
David C. Chapin	76	Director	1989	2013	160,416	(4)	**
James M. Cosman	62	Chief Operations Officer	N/A	N/A	21,500	(5)	**
John J. Doyle, Jr.	79	Director	2006	2015	14,500	(6)	**
Julie A. Gerschick	55	Chief Financial Officer and Treasurer	N/A	N/A	21,590	(7)	**
John A. Hackett	72	Director	2007	2013	32,500	(8)	**
John L. Hall, II	73	Director	1983	2013	188,417	(9)	**
Thomas J. Hollister	58	Director	2009	2015	12,900	(10)	**
Mark J. Meiklejohn	49	President and Chief Executive Officer, Bank Rhode Island	N/A	N/A	40,929	(11)	**
Bogdan Nowak	49	Director	2012	2014	68,452	(12)	**
Charles H. Peck	72	Director	1995	2015	391,228	(13)	**
Paul A. Perrault	61	President and Chief Executive Officer	2009	2015	276,499	(14)	**
M. Robert Rose	61	Chief Credit Officer	N/A	N/A	24,750	(15)	**
Merrill W. Sherman	64	Director	2012	2014	14,500	(16)	**
Joseph J. Slotnik	76	Chairman	1970	2015	220,775	(17)	**
Rosamond B. Vaule	75	Director	1989	2013	144,249	(18)	**
Peter O. Wilde	74	Director	1993	2014	184,208	(19)	**
Directors and Officers as a Group (16) persons					1,806,379		2.58%

*
Unless otherwise indicated, the address is c/o Brookline Bancorp, Inc., 131 Clarendon Street, Boston, MA 02116.

**
Less than 1%.

(1)
The dates for Mr. Peck, Mr. Slotnik, Mr. Chapin, Mr. Hall, Ms. Vaule and Mr. Wilde reflect their initial appointment to the Board of Trustees of Brookline Bank.

(2)
The number of shares of common stock "beneficially owned" by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. "Number of Shares Beneficially Owned" includes shares of common stock that may be acquired upon the exercise of options to acquire shares of common stock that are exercisable on or within 60 days after March 15, 2013. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units.

(3)
The total number of shares outstanding used in calculating this percentage assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after March 15, 2013 held by the beneficial owner and that no options held by other beneficial owners are exercised.

(4)
Includes 121,458 shares as to which he has shared voting and investment power with his spouse; 1,458 shares owned by the 1253 Beacon Street Realty Trust, of which he is Trustee and to which he has shared voting and investment powers with other Trustees; 2,500 shares of unvested restricted stock as to which he has sole voting power; and 35,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2013.

(5)
Includes 12,750 shares of unvested restricted stock as to which he has sole voting power; and 1;500 shares held by the ESOP for his account as to which he has shared voting power.

(6)
Includes 2,500 shares of unvested restricted stock as to which he has sole voting power; 2,400 shares held by the Kathryn W. Doyle Trust, of which Mr. Doyle is trustee; 4,600 shares held by the Marilyn Doyle Trust, of which Mr. Doyle is trustee; and 5,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2013.

(7)
Includes 13,750 shares of unvested restricted stock as to which she has sole voting power.

(8)
Includes 2,500 shares of unvested restricted stock as to which he has sole voting power; 6,500 shares held in an IRA account as to which he has sole voting and investment power; 12,000 shares as to which he has shared voting and investment powers with his spouse; 6,500 shares held in an IRA for his spouse, as to which he has no voting or investment power; and 5,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2013.

(9)
Includes 2,500 shares of unvested restricted stock as to which he has sole voting power; and 30,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2013.

(10)
Includes 2,500 shares of unvested restricted stock as to which he has sole voting power; and 5,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2013.

(11)
Includes 5,000 shares of unvested restricted stock as to which he has sole voting power.

(12)
Includes 43,624 shares owned individually and 22,328 shares owned by Sydenham Corporation, an investment company of which Mr. Nowak is the President and for which he has sole voting and investment power; and 2,500 shares of unvested restricted stock as to which he has sole voting power.

(13)
Includes 10,000 shares as to which he has shared voting and investment power with his spouse; 27,848 shares held by the Company's Employee Stock Ownership Plan ("ESOP") for his account as to which he has shared voting power; and 2,500 shares of unvested restricted stock as to which he has sole voting power.

(14)
Includes 92,933 shares of unvested restricted stock as to which he has sole voting power; 2,563 held by the ESOP for his account as to which he has shared voting power; and 124,845 shares issuable pursuant to options exercisable within 60 days of March 15, 2013.

(15)
Includes 13,750 shares of unvested restricted stock as to which he has sole voting power; and 1,500 shares held by the ESOP for his account as to which he has shared voting power.

(16)
Includes 2,500 shares of unvested restricted stock as to which she has sole voting power.

(17)
Includes 2,500 of unvested restricted stock as to which he has sole voting power; 26,869 shares owned by his spouse, as to which he has no voting and investment power; 10,000 shares owned by the revocable trust of his spouse, as to which he has no voting and investment power; and 45,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2013

(18)
Includes 2,500 shares of unvested restricted stock as to which she has sole voting power; and 30,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2013.

(19)
Includes 2,500 shares of unvested restricted stock as to which he has sole voting power; and 39,000 shares issuable pursuant to options exercisable within 60 days of March 15, 2013.

N/A
Not Applicable

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's common stock is registered with the SEC pursuant to Section 12 of the Exchange Act. Accordingly, our directors, senior management and beneficial owners of more than 10% of the Company's common stock are required to disclose beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5, which are filed with the SEC. At the present time, the Company has no knowledge of any individual, group or entity with beneficial ownership of more than 10% of the Company's common stock. In addition, based on the Company's review of ownership reports, the Company believes its directors and senior management timely complied with the reporting requirements of Section 16(a) for the period ended December 31, 2012.

DIRECTOR COMPENSATION

        The Company's primary goal is to provide competitive and reasonable compensation to independent directors in order to attract and retain qualified candidates to serve on the Company's Board. Directors who are also officers of the Company are not eligible to receive board fees. All fees earned are paid in cash and are eligible for deferral under the Non-Qualified Deferred Compensation Plan, as defined below.

        The following table sets forth certain information as to the total remuneration paid to our directors other than Mr. Perrault for the year ended December 31, 2012. No compensation was paid to Mr. Perrault for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Plan Incentive Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
David C. Chapin	51,675	21,250	—	N/A	N/A	—	72,925
John J. Doyle, Jr.	50,000	21,250	—	N/A	N/A	—	71,250
John A. Hackett	50,000	21,250	—	N/A	N/A	—	71,250
John L. Hall, II	50,000	21,250	—	N/A	N/A	—	71,250
Thomas J. Hollister	60,000	21,250	—	N/A	942	—	81,250
Charles H. Peck	50,000	21,250	—	N/A	N/A	48,000	119,250
Bogdan Nowak	50,000	21,250	—	N/A	N/A	—	71,250
Merrill W. Sherman	50,000	21,250	—	N/A	N/A	450,000	521,250
Joseph J. Slotnik	70,000	21,250	—	N/A	N/A	—	91,250
Rosamond B. Vaule	50,000	21,250	—	N/A	N/A	—	71,250
Peter O. Wilde	50,000	21,250	—	N/A	N/A	—	71,250

(1)
Reflects all fees earned or paid for services as a director of Brookline Bancorp, Inc. and Brookline Bank. Also includes amounts which have been deferred at the election of the non-employee directors and compensation for serving on the committees of the Board of Directors. Mr. Slotnik received $20,000 for services as Chairman of the Board and Mr. Hollister received $10,000 for services as Chairman of the Audit Committee, and Mr. Chapin received $1,675 for services as Chairman of the Credit Committee from November 1, 2012 through December 31, 2012.

(2)
Stock awards vest one year from date of grant. The dollar value is the grant date fair market value of the awards. The grant date fair market value is calculated by multiplying the grant amount by the closing price of the Company's stock on the date of grant.

(3)
The aggregate earnings represent interest paid on the Director's balances calculated using the Company's average annual yield on earning assets for the previous calendar quarter, converted to a monthly equivalent yield.

(4)
On December 23, 2010, Charles H. Peck entered into a Retirement Agreement with the Company in which he agreed to provide commercial real estate consulting services to the Company and its management team. The Retirement Agreement is for one year, can be extended by mutual agreement of the Company and Mr. Peck, and provides for the payment to Mr. Peck in the amount of $4,000 per month. The Company and Mr. Peck extended the agreement through December, 2013.

(5)
On January 1, 2012, Merrill W. Sherman entered into a two-year Consulting and Non-Competition Agreement with the Company. In 2012, Ms. Sherman received $350,000 in consideration for the non-competition provisions and $100,000 for consulting services to the Company and its management team. In 2013, it is anticipated that Ms. Sherman will receive $300,000 in consideration for the non-competition provisions and $100,000 for consulting services.

  Cash Retainer and Meeting Fees for Non-Employee Directors

          The following table sets forth the applicable retainers and fees paid to our non-employee directors for their services on the Board of Directors of Brookline Bancorp, Inc. during 2012:

Annual Retainer	$50,000	(1)
Chairman of the Board	$20,000
Chairman of the Audit Committee	$10,000
Chairman of the Credit Committee	$10,000

(1)
Employee directors do not receive an annual retainer.

 EXECUTIVE OFFICERS

        The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Perrault, who is both a director and an executive officer of the Company, may be found in the section entitled "Proposal 1: Election of Directors."

Name	Position with Company	Age
Russell G. Cole	President and Chief Executive Officer, First Ipswich Bank	55
James M. Cosman	Chief Operating Officer	62
Julie A. Gerschick	Chief Financial Officer and Treasurer	55
Mark J. Meiklejohn	President and Chief Executive Officer, Bank Rhode Island	49
Sarah P. Merritt	Chief Human Resources Officer	59
Michael W. McCurdy	General Counsel and Secretary	44
M. Robert Rose	Chief Credit Officer	61

        Russell G. Cole, President and Chief Executive Officer, First Ipswich Bank.    Mr. Cole is President and Chief Executive Officer of First Ipswich Bank, a subsidiary of the Company, and serves as a member of its Board of Directors. Prior to joining First Ipswich Bank in 2004, he served as President and Chief Executive Officer of Ocean National Bank in Kennebunk, Maine. Mr. Cole is a former Director of the Maine Bankers Association and is actively involved with state and national banking and insurance associations, as well as an active participant in local municipal and civic organizations.

        James M. Cosman, Chief Operations Officer.    Mr. Cosman joined the Company in 2009 and is responsible for the Company's operations and information technology departments, as well as cash management and underwriting for small business and consumer loans. From 2000 to 2009, Mr. Cosman was a senior executive in bank underwriting and operations at Sovereign Bank, where he managed the Lending and Operations divisions. Mr. Cosman earned a Master's in Business Administration from Western New England College and a Bachelor of Arts degree from Syracuse University.

        Julie A. Gerschick, Chief Financial Officer and Treasurer.    Ms. Gerschick joined the Company in 2011 and presently serves as the Company's Chief Financial Officer and Treasurer. From 1995 to 2011, Ms. Gerschick was the President of The Andover Group, Inc., a specialized consulting firm that she founded to provide advisory services to large and mid-sized financial institutions, the Federal Home Loan Bank, and other companies. Prior to her tenure at The Andover Group, Inc., Ms. Gerschick worked as a Senior Vice President for Great Lakes Bancorp Inc., an audit and consulting partner at KPMG LLP in Washington, D.C., and as a fellow at the Federal Home Loan Bank Board, also in Washington, D.C. Ms. Gerschick earned a bachelor's degree from the University of Michigan and two masters' degrees from Harvard University.

        Mark J. Meiklejohn, President and Chief Executive Officer, Bank Rhode Island.    Mr. Meiklejohn is President and Chief Executive Officer and a member of the Board of Directors of Bank Rhode Island. Mr. Meiklejohn joined Bank Rhode Island in January 2006 as the Director of Commercial Banking. In 2008, he became the Chief Lending Officer of the Bank Rhode Island, responsible for all lending activities as well as cash management, business development and Macrolease, the bank's leasing subsidiary. Prior to joining Bank Rhode Island, Mr. Meiklejohn was a Senior Vice President in middle market lending with Citizens Bank. He began his career at Fleet Bank in 1985. Mr. Meiklejohn earned a bachelor's degree from the University of Connecticut.

        Sarah P. Merritt, Chief Human Resources Officer.    Ms. Merritt joined the Company in 2011 and currently serves as the Company's Chief Human Resources Officer. From 2008 to 2011, Ms. Merritt worked as an independent consultant, providing technical support in the area of human resource management to financial institutions. In 2008, Ms. Merritt served as a Senior Vice President at People's United Bank in Bridgeport, Connecticut, where she was responsible for the corporate employee relations and recruiting functions. From 1982 to 2007, Ms. Merritt served as the Director of Human Resources for Chittenden Corporation. Ms. Merritt earned a bachelor's degree from Skidmore College and a master's degree from George Washington University.

        Michael W. McCurdy, General Counsel and Secretary.    Mr. McCurdy joined the Company in 2011 and currently serves as the Company's General Counsel and Corporate Secretary. From 2007 until 2011, Mr. McCurdy served as an Executive Vice President for Danvers Bancorp, Inc., overseeing the company's legal and retail areas. From 2001 to 2007, Mr. McCurdy was President and Chief Executive Officer of BankMalden. Mr. McCurdy earned his Juris Doctor degree from Suffolk Law School and his Bachelor of Arts degree from the University of California at Santa Barbara.

        M. Robert Rose, Chief Credit Officer.    Mr. Rose joined the Company in 2009 and presently serves as the Company's Chief Credit Officer. From 2000 to 2004, Mr. Rose was the Chief Credit Risk Management Officer of Sovereign Bank, and from 2004 to 2009 served as the Chief Risk Officer of Sovereign Bank, Prior to his tenure at Sovereign Bank, Mr. Rose held senior credit and risk management positions at Bank of Boston/Fleet Bank and BayBanks, Inc. Mr. Rose serves as Chairman of the Board of Directors of the Risk Management Association and as a member of the Executive Committee of the Risk Management Association. Mr. Rose earned his bachelor's degree and Master's in Business Administration degrees from Babson College and obtained a certification in risk management from The Wharton School at the University of Pennsylvania.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This section provides a description of the roles and responsibilities of the Compensation Committee of the Company's Board of Directors. Additionally, this section details the Company's executive compensation philosophy and contains a discussion of each material element of the Company's executive officer compensation program as it relates to the following "named executive officers" (the "Named Officers") whose compensation information is detailed:

Paul A. Perrault	President and Chief Executive Officer
Julie A. Gerschick	Chief Financial Officer and Treasurer
M. Robert Rose	Chief Credit Officer
Mark J. Meiklejohn	President and Chief Executive Officer, Bank Rhode Island
James M. Cosman	Chief Operations Officer

Executive Summary

        The Compensation Committee oversees the executive compensation program, recommends to the Board the President and Chief Executive Officer's compensation, and determines the compensation for the Company's executive officers. This Committee as well as the Company's Board of Directors continues to believe that the Company's success is highly dependent on the ability to hire and retain qualified executives who have the potential to influence performance and enhance shareholder value over time. By designing and developing executive compensation programs that are competitive in the marketplace, built to reward strong corporate performance and aligned with shareholder interests, the Company has been successful in building a strong executive management team over the past few years. Furthermore, the Company's executive management team has been instrumental in leading the efforts that resulted in another year of solid financial performance in 2012.

        On January 1, 2012, the Company completed its acquisition of Bancorp Rhode Island, Inc. and throughout 2012 successfully consolidated significant areas of operations in order to achieve identified efficiencies. Additionally, in 2012, the Company completed the conversion of the core processing systems of First Ipswich Bank and Brookline Bank, and expects the conversion of Bank Rhode Island to be completed in May, 2013. These conversions will provide for additional efficiencies in the operations of the Company's subsidiary banks. Finally, the Company converted the charters of its two Massachusetts subsidiary banks to state-chartered institutions, such that all of its bank subsidiaries are now regulated by the Federal Reserve Bank and the respective state regulatory agencies. The Company anticipates that the charter conversions and the resulting increase in regulatory uniformity will provide for further efficiencies going forward.

        The Company reported net income of $37.1 million in 2012, as compared to $27.6 million for 2011, and total assets of $5.15 billion as of December 31, 2012, as compared to $3.29 billion as of December 31, 2011. The Company's total deposit balances increased to $3.62 billion and total loan balances increased to $4.18 billion, both as of December 31, 2012. The Company reported earnings per share of $0.53 per share in 2012, as compared to $0.47 per share in 2011.

Role of the Compensation Committee

        The Compensation Committee is responsible for discharging the Board's responsibilities regarding the compensation philosophy, program and practices as they relate to the Company's directors and Named Officers. To that end, the Compensation Committee develops, approves and implements compensation policies and plans that are fair and appropriate to attract, retain and motivate executives to further the Company's long-term strategic plan and drive stockholder value.

        The Compensation Committee meets throughout the year and held eight meetings in 2012. The frequency of the meetings was indicative of the work undertaken by the Compensation Committee to provide for a reasonable, competitive and compliant compensation program. Four members of the Board serve on the Compensation Committee, each of whom is independent under the NASDAQ rules.

        In accordance with its charter, the Compensation Committee annually evaluates the President and Chief Executive Officer's performance relative to established goals. Recommendations regarding the President and Chief Executive Officer's compensation are made to the full Board and take into consideration the Company's achievement against annually established absolute performance targets, its relative performance when compared to its peer group, and current compensation trends within the competitive marketplace. Information regarding current trends within executive compensation is provided by a compensation consultant at the request of the Committee.

        The Compensation Committee also reviews and evaluates the compensation and performance of other members of the executive management team.

The Role of the Compensation Consultant

        The Compensation Committee has the authority to engage independent consultants to assist it in the compensation process. The consultants are retained by and report directly to the Compensation Committee. The Compensation Committee places no restrictions on the consultants within the scope of contracted services. The consultants provide expertise and information about competitive trends in the marketplace, including established and emerging compensation practices at other companies.

        In 2012, the Compensation Committee retained the services of BDO USA, LLP ("BDO USA"), an independent executive compensation consulting firm. BDO USA does not provide any other services to the Company and works with the Company's management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of BDO USA under applicable SEC rules and the NASDAQ rules and concluded that no conflict of interest exists that would prevent BDO USA from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from BDO USA on a range of external market factors, including evolving compensation trends, appropriate peer group companies and market survey data. BDO USA also provides general observations on the Company's compensation programs, but it does not determine or recommend the amount or form of compensation for the Named Officers.

Roles of Executive Officers and Management

        The Compensation Committee regularly meets in executive session. The Compensation Committee occasionally requests one or more members of executive management to be present at committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation; however, only Compensation Committee members vote on decisions or recommendations regarding executive compensation.

        The Company's President and Chief Executive Officer provides recommendations to the Compensation Committee on matters relating to the compensation of the executive management group. This includes input regarding performance measures and plan design. In addition, the President and Chief Executive Officer provides specific recommendations regarding base salary adjustments and short- and long-term incentive awards for members of the executive management group to the Compensation Committee.

Compensation Philosophy and Objectives

        The Compensation Committee continues to adhere to the philosophy that the most effective compensation program is one that is designed to attract and retain qualified and experienced officers and at the same time, is reasonable, competitive, and aligned with the Company's pay for performance philosophy. The Compensation Committee believes that an effective program is one component of the overall management of the Company, and that such a program helps to support and promote a culture that recognizes and rewards the individuals, behaviors and results that the Company and its stockholders value.

        The Company's underlying compensation philosophy is one that recognizes the importance of individual contribution and achievement and strives to reward these behaviors. However, there is also a strong belief that all must work together for the organization to be truly successful. Thus, payments in short-and long-term incentive programs are weighted toward the achievement of corporate goals; on both a specific and a relative basis.

        As such, the compensation program is comprised of:

  •
  Base salary;

  •
  Performance-based cash incentives;

  •
  Equity compensation; and

  •
  Benefit programs.

Compensation Benchmarking

        Information about the level and type of compensation and benefits offered by comparable organizations competing for individuals with similar skills and experience is essential for the Company to make informed decisions regarding compensation levels and programs. During 2012, the Compensation Committee, at the recommendation of the Company's President and Chief Executive Officer, asked BDO USA to conduct a comprehensive market analysis of all components of the Company's executive compensation program, including base salary, short- and long-term incentive compensation. The basis of the analysis was survey data and a review of compensation practices and levels within the named peer group. This analysis indicated that current compensation levels for most positions within the executive management group, including the President and Chief Executive Officer, were competitive. This information served as the basis for 2013 salary adjustments. The analysis also revealed that the compensation program components are well-aligned with current industry practice.

        With the assistance of BDO USA, the Compensation Committee identified an updated group of peer companies to use for compensation purposes for 2012. In determining the updated peer group, the Compensation Committee selected companies located in diverse geographic regions throughout the United States based on comparable asset size, market capitalization, performance metrics and business model.

        As of December 31, 2012, the peer group consisted of the following institutions:

Banner Corporation	S&T Bancorp, Inc.
SCBT Financial Corporation	TrustCo Bank Corp NY
Heartland Financial USA, Inc.	Flushing Financial Corporation
1st Source Corporation	Berkshire Hills Bancorp, Inc.
Columbia Banking System, Inc.	Pinnacle Financial Partners, Inc.
BBCN Bancorp, Inc.	Independent Bank Corp.
PacWest Bancorp	Chemical Financial Corporation
WesBanco, Inc.	BancFirst Corporation
First Commonwealth Financial Corporation	Boston Private Financial Holdings, Inc.
First Financial Bancorp	Capital Bank Financial Corp.

        Total assets of this group at year-end 2012 ranged from $4.3 billion to $7.5 billion, with market capitalization from $539 million to $1 billion. The companies are headquartered across the United States, as it is believed that the Company would recruit on a national level for many of its executive management positions. The Company was intentionally positioned in the middle of the group.

        While competitive practice is an important component of the Company's compensation philosophy, it is not the sole determinant of executive compensation and benefit practices and programs. Ultimately, the Company will administer compensation in a manner that ensures its practices are:

  •
  Externally competitive;

  •
  Internally equitable;

  •
  Based on merit and performance; and

  •
  Compliant.

2012 Compensation Elements and Decisions

        The Company continued to utilize a variety of criteria when establishing compensation opportunities for executive management positions. These included:

  •
  Recognition of the relative value and contribution of the position to the Company;

  •
  Consideration of the unique qualifications and/or capabilities required by the position;

  •
  The Company's desired relationship to its external marketplace vis-à-vis a particular position; and

  •
  The Company's ability to pay.

        It is the Company's objective to position its executive total compensation package—base salary combined with short- and long-term incentives—to pay between the 50th and 75th percentiles when incentive targets are achieved and all components of compensation are received, although there may be certain circumstances when this does not occur. Short- and long-term incentives are designed and administered to ensure that actual results in relation to the Company's performance objectives appropriately position earned pay levels relative to the competitive market. Indirect compensation is designed to provide the executive with a competitive array of benefit programs. As is confirmed in the Summary Compensation Table, a very small portion of the executive's total compensation is delivered through perquisites.

Base Salary

        Base salary is a significant component of direct compensation for executive positions at the Company. The base salaries of executive officers and other members of senior management are reviewed annually. Initial base salary levels, as well as subsequent adjustments to base salaries, are determined by:

  •
  Impact and contribution of a particular position, as well as the unique qualifications and/or capabilities an individual offers to the Company;

  •
  Salary levels suggested by the external marketplace;

  •
  Internal equity; and

  •
  Individual performance.

        Base salary is the only portion of the executive's total compensation package that is considered to be "fixed" compensation and is thus not "at risk" on an annual basis. Base salary levels are established to ensure that each executive is being paid competitively for sound performance. It is intended that greater rewards will be recognized when the performance targets established within the context of the Company's short- and long-term incentive programs are achieved.

        In 2012, the Compensation Committee recommended to the Board the annual base salary for the President and Chief Executive Officer, and set the annual base salaries for the remaining Named Officers at levels that were consistent with the market analysis that was performed by the Company's independent compensation consultant and the Compensation Committee's assessment of the individual's officer's level of performance, contribution to the Company and experience. The 2012 base salaries were $655,000 for the Company's President and Chief Executive Officer, an increase of $30,000 from 2011; $262,000 for the Company's Chief Credit Officer, an increase of $9,500 from 2011; $262,000 for the Company's Chief Financial Officer, an increase of $12,000 from 2011; $225,000 for the Company's Chief Operations Officer, an increase of $25,000 from 2011; and $300,000 for the President and Chief Executive Officer of Bank Rhode Island. In all cases, the base salary levels of the Named Officers were consistent with the Company's compensation philosophy and practices as adopted by the Company's Compensation Committee.

Short-Term Incentives

        The first component of the Company's variable, or "at risk" compensation is delivered through the Company's short-term incentive plan (the "Incentive Plan"). Performance measures are established by the Compensation Committee on an annual basis and are tied specifically to the Company's financial performance. The short-term incentive is cash-based and a target bonus opportunity is established for each position. While the funding of the incentive pool is based on the Company's financial performance, individual awards are impacted by each executive's annual performance and contribution.

        In 2012, the Incentive Plan provided for cash target awards of 75% of annual base salary for the Company's President and Chief Executive Officer, 50% of annual base salary for the Company's Chief Credit Officer, Chief Financial Officer and Chief Operations Officer, and 40% of annual base salary for the President and Chief Executive Officer of Bank Rhode Island.

  Funding of the Incentive Plan

        For 2012, the funding of the Company's Incentive Plan was based on the Company's financial performance relative to a targeted level of earnings per share, as approved by the Board. The total amount of the Incentive Plan pool was determined by whether the Company achieved a predetermined targeted level of earnings per share, which was set at $0.60 per share. If the Company did not achieve the targeted level of earnings per share, the amount of the Incentive Plan pool funding was reduced accordingly.

        In 2012, the Company recorded earnings per share in the amount of $0.53 per basic and diluted share, or 88% of the targeted level. In accordance with the Company's Incentive Plan, the Compensation Committee then considered other evaluative factors in determining the final level of the funding of the Incentive Plan, including whether certain areas of the Company's performance had a significant impact on the Company's ability to achieve the targeted level of earnings per share. Specifically, the Compensation Committee reviewed certain one-time charges related to the completion of the acquisition of Bancorp Rhode Island, Inc., the extent associated with the conversion of the Company's core processing systems, and the credit charge incurred by the Company in its second quarter. Based on this overall assessment, the Compensation Committee set the funding of the Incentive Plan pool at 85% of its targeted level of funding, and therefore each Named Officer was eligible to receive a short-term incentive payment that was 85% of target.

  Payment of Short-Term Incentives

        In making awards to individual Named Officers, the Compensation Committee considers a combination of Company and individual performance factors. These factors include a review of the Company's overall performance relative to its strategic plan, the individual achievement of each Named Officer relative to annual goals, the unique skills and experience of the Named Officer, and the Named Officer's overall contribution to the Company.

        In 2012, the Company's overall performance remained strong. The Company reported solid earnings, low levels of non-performing loans, non-performing assets and delinquent loans, and loan and deposit growth numbers that exceeded budgeted growth objectives. Additionally, the Company completed its acquisition of Bancorp Rhode Island, Inc. on January 1, 2012.

        After reviewing the Company's performance in these areas, combined with its evaluation of the individual achievement of the Named Officers, the Compensation Committee authorized incentive payments for 2012 for the Company's President and Chief Executive Officer in the amount of $417,563; for the Company's Chief Financial Officer in the amount of $111,350; for the Company's Chief Credit Officer in the amount of $111,350; for the Company's Chief Operations Officer in the amount of $95,625; and for the President and Chief Executive Officer of Bank Rhode Island in the amount of $102,000. In all cases these awards are reflective of the Company's growth, successful integration of recent acquisitions, and strong asset quality metrics combined with the experience and leadership skills of the individual officers.

        The awards were within the plan guidelines and reflect individual and Company performance. No award was above the 85% funding level and thus no awards are reflected as discretionary awards in the Summary Compensation Table.

Long-Term Incentives

        The Compensation Committee believes that profitability and growth are measured not only in annual increments, but also over an extended period of time. In addition, the Compensation Committee is of the opinion that it is important to consider performance relative to the Company's peer group, and to align the interests of the management team with that of the Company's stockholders. The Compensation Committee believes that these goals are accomplished through equity awards.

        The Company's equity-based long-term incentive program is the third component of each executive officer's total compensation and is also variable in nature. Equity grants may be made in the form of stock options or restricted shares, and restricted shares, in turn, may be time- or performance-based. In considering the appropriate form and design of these awards, the Compensation Committee considers the intended purpose of each award as well as the alignment with stockholder interests.

        In 2012, 53,941 shares of restricted stock were granted to the President and Chief Executive Officer in accordance with the terms of his employment agreement. In addition, restricted stock grants in the amount of 7,500 shares were made by the Compensation Committee to Ms. Gerschick, Mr. Rose and Mr. Cosman, and a grant of 5,000 shares was made to Mr. Meiklejohn. All restricted stock awards are structured such that fifty percent (50%) of each award will vest ratably over a three-year period and the remaining fifty percent (50%) will vest at the end of the three-year period if certain identified Company performance objectives are achieved. These performance objectives include Company performance relative to the peer group in the following areas: return on assets, return on equity, asset quality and total return to stockholders. Dividends paid on restricted stock with performance vesting are accrued and not paid out to the Named Officers until the performance vesting is attained.

Retirement Benefits

        401(k) Plan.    The Company provides all of its employees, including the Named Officers, with tax-qualified retirement benefits through the Company's 401(k) plan. The Compensation Committee believes that a 401(k) plan is an attractive retirement vehicle in recruiting superior officers. All Named Officers who meet the eligibility requirements participate in the 401(k) plan on a non-discriminatory basis. Named Officers, like other employees, may begin deferring compensation upon employment.

        The Company's 401(k) plan allows employees to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum limit which is indexed annually. Those employees who are age 50 or older are permitted to make additional "catch-up" contributions up to a maximum limit set by the Internal Revenue Service and that which is indexed annually.

        Pursuant to the Company's 401(k) plan, the Company provides an annual contribution equal to 5% of each employee's compensation up to a maximum limit which is indexed annually. In order to be fully vested in the Company's annual contribution, an employee must complete three years of service with the Company in which he or she works at least 1,000 hours. The 401(k) plan permits employees to direct the investment of their own accounts into various investment options.

        Nonqualified Deferred Compensation Plan.    As of January 1, 2012, eligible participants, including members of the Company's Board of Directors and certain executive officers, including the Named Officers, may participate in the Company's Nonqualified Deferred Compensation Plan.

        A Company director may elect to defer from 25% to 100% of his or her annual retainer and fees for service on the Board of Directors of the Company and eligible executive officers may elect to defer from 5% to 100% of their annual base salary and/or cash incentive payment. Amounts deferred earn interest credited at the end of each month based on the Company's average annual yield on earning assets for the previous calendar quarter, converted to a monthly equivalent yield.

        In 2012, Mr. Cosman elected to participate in the Company's Nonqualified Deferred Compensation Plan.

        Employee Stock Ownership Plan.    The Company has an Employee Stock Ownership Plan (the "ESOP"). Employees with at least one year of employment in which they work at least 1,000 hours with the Company and who have attained age 21 are eligible to participate. Shares of the Company's Common Stock purchased by the ESOP through the proceeds of a loan are held in a suspense account for allocation among participants.

        Shares of common stock released from the suspense account are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally vest over a five-year period. Benefits generally vest at the rate of 20% per year beginning in the third year of service until a participant is 100% vested after five years or upon normal retirement (as defined in the ESOP), disability or death of the participant or a change in control (as defined in the ESOP). A participant who terminates employment for reasons other than death, retirement or disability prior to seven years of credited service forfeits the non-vested portion of his or her benefits under the ESOP. Benefits are payable in the form of Common Stock of the Company and cash upon death, retirement, early retirement, disability or separation from service.

        Employment and Change in Control Agreements.    The Company has entered into an Employment Agreement with the Company's President and Chief Executive Officer and the President and Chief Executive Officer of Bank Rhode Island, and Change in Control Agreements with the remaining Named Officers. These agreements are intended to provide the Company with the continued employment and undivided attention of its Named Officers without the potential distraction resulting from the reduction of job security inherent in employment by a publicly-held institution. The agreements provide assurances to Named Officers regarding the continued payment of salary and benefits in the event of involuntary termination or a change in control at the Company. For additional information on the Company's Change in Control Agreements, please refer to page XXX.

Perquisites and Other Personal Benefits

        The Company provides eligible employees with group life, accidental death and dismemberment, and long-term disability coverage. For its eligible employees, the Company pays 80% of the monthly premiums for group health coverage and 50% of the monthly premiums for individual and family dental and vision coverage.

        The Company pays 100% of the monthly premiums for group life and group accident insurance coverage for all full-time employees after the employee has completed three months of service. The Company also sponsors a flexible benefits plan under which employees can pay their ratable share of health insurance premiums on a pre-tax basis, a medical expense reimbursement plan under which employees can defer part of their salary on a pre-tax basis to cover the costs of certain medical expenses not reimbursed through insurance or otherwise, a dependent care plan under which employees can defer part of their salary on a pre-tax basis to cover qualified dependent care expenses, and a transportation plan under which employees can defer part of their salary on a pre-tax basis for qualified parking and transportation expenses. Finally, the Company provides the Company's President and Chief Executive Officer with the use of an automobile.

Relationship between Compensation Policies and Risk

        The Company and its subsidiaries use variable cash incentive compensation programs and/or plans to reward and incent employee performance and retain top talent. The Compensation Committee is responsible for the review and analysis of the Company's variable cash incentive programs to ensure that they do not encourage excessive risk- or profit-taking at the expense of long-term performance and stockholder value. The Compensation Committee completed a review of the Company's variable cash incentive compensation programs and believes that the current incentive compensation programs that are in place at the Company and its subsidiaries effectively incent officer performance, and not excessive risk taking. The Compensation Committee will continue to monitor both existing and proposed variable cash incentive compensation programs to ensure that this prudent balance continues to exist.

Clawback Policy

        In addition to any other remedies available to the Company and subject to applicable law, if the Board or any committee of the Board determines that it is appropriate, the Company may recover in whole or in part any bonus, incentive payment, equity award or other compensation received by an officer of the Company to the extent that such bonus, incentive payment, equity award or other compensation is or was based on any financial results or operating metrics that were impacted by the officer's knowing or intentional fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company's financial statements.

2012 Advisory Votes on Executive Compensation

        In 2012, the Company submitted to stockholders a non-binding, advisory vote on the compensation of the Named Officers. At the Company's 2012 Annual Meeting, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders' support of the Company's approach to executive compensation, and accordingly did not make any material changes to the Company's executive compensation program.

Stock Ownership Guidelines

        The Compensation Committee believes that Company stock ownership by Company directors and executive officers strengthens their commitment to the Company's future and further aligns their interests with those of the Company's stockholders. The Compensation Committee encourages the Company's directors and executive officers to purchase and own Company stock and discourages sales of Company stock except pursuant to a pre-arranged plan. The Compensation Committee is of the opinion that the number of shares of the Company's stock owned by each director and executive officer is a personal decision and accordingly does not require directors or executive officers to purchase and/or own Company stock. The Compensation Committee will review the Company's policy on Company stock ownership on a periodic basis to evaluate the stock ownership practices of directors and executive officers and to consider any necessary changes or enhancements to the Company's policy on Company stock ownership.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Members of the Compensation Committee

Joseph J. Slotnik (Chair)
David C. Chapin
John L. Hall II
Peter O. Wilde

Named Executive Compensation

Summary Compensation Table—2012

        The following table sets forth the cash and non-cash compensation for the fiscal years ended December 2012, 2011 and 2010 awarded to or earned by our Chief Executive Officer, the Chief Financial Officer, and the Company's three other highest paid Named Officers whose total compensation earned in 2012 exceeded $100,000.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)		Total ($)
Paul A Perrault	2012	655,000	—	458,499	—	417,563	10,081	65,609	(7)	1,606,841
President, Chief Executive	2011	625,000	—	437,496	—	445,313	8,210	47,706	(7)	1,563,725
Officer and Director	2010	600,000	—	80,000	120,000	210,000	—	47,940	(7)	1,057,940
Julie A. Gerschick	2012	262,000	—	63,750	—	111,350	—	30,817	(8)	467,917
Chief Financial Officer/	2011	104,166	35,521	56,700	—	49,479	—	10,803	(8)	256,669
Treasurer
Mark J. Meiklejohn	2012	300,000	—	42,500	—	102,000	—	34,560	(9)	479,060
President and Chief Executive Officer Bank Rhode Island
M. Robert Rose	2012	262,000	—	63,750	—	111,350	—	39,570	(10)	476,670
Chief Credit Officer	2011	252,500	—	70,125	—	120,000	—	38,974	(10)	481,599
	2010	242,500	—	48,100	—	72,750	—	13,122	(10)	376,472
James M. Cosman	2012	225,000	—	63,750	—	95,625	5,130	39,570	(11)	429,075
Chief Operations Officer	2011	200,000	5,000	70,125	—	95,000	1,102	45,208	(11)	416,435
	2010	180,000	—	48,100	—	54,000	—	11,048	(11)	293,148

(1)
Ms. Gerschick joined the Company on August 1, 2011, was appointed as the Chief Financial Officer on August 9, 2011 and her annualized salary for 2011 was $250,000. Mr. Meiklejohn joined the Company on January 1, 2012 and his annualized salary for 2012 was $300,000.

(2)
The amounts in this column represent the bonus granted at the discretion of the Compensation Committee in excess of the amount of non-equity incentive plan compensation paid. The amounts earned in 2011 and 2010 were paid in 2012 and 2011, respectively.

(3)
All equity awards made in 2012 were in the form of restricted shares. Fifty percent (50%) of each award will vest ratably over the next three years and the remaining fifty percent (50%) will vest at the end of a three-year period based on the Company's performance relative to the peer group.

(4)
No options were awarded to the Named Officers during 2012.

(5)
Compensation shown in this column represents payments earned under the Incentive Plan. The amounts earned in 2012, 2011, and 2010 were paid in 2013, 2012, and 2011, respectively.

(6)
Figures in this column represent the interest earned in 2012 on earnings that were deferred under the Brookline Bancorp Deferred Compensation Plan which was introduced on January 1, 2011. Earnings related to all such amounts shall be credited to such account at the end of each month based on the Company's average annual yield on earning assets for the previous calendar quarter, converted to a monthly-equivalent yield.

(7)
In 2012, 2011, and 2010 includes: (a) 401(k) plan match in the amount of $12,500, $12,250 and $12,250, respectively, (b) automobile expense in the amount of $3437, $3563, and $2188, respectively, (c) dining club fees in the amount of $3,350, $3,200, and $3,100, (d) ESOP share allocations of $5,941, $6763, and $11,530, respectively, (e) insurance benefit payments in the amount of $16,772, $24,495, and $21,500, respectively, and (f) dividends on unvested restrict stock grants in the amount of $23,697, 2,660 and $635, respectively.

(8)
In 2012 and 2011 includes: (a) 401(k) plan match in the amount of $12,500 and $6,058, respectively, (b) insurance benefit payments in the amount of $14,280 and $4,745, respectively, and (c) dividends on unvested restricted stock grants in the amount of $4,037.

(9)
In 2012 includes: (a) 401(k) plan match in the amount of $7,626, (b) automobile expense in the amount of $6,000, (c) parking expense in the amount of $2,700, (d) dining club fees in the amount of $3,120, (e) insurance benefit payments in the amount of $13,858, and (f) dividends on unvested restricted stock grants in the amount of $1,275.

(10)
In 2012, 2011 and 2010 includes: (a) 401(k) plan match in the amount of $12,500, $12,250, and $12.250, respectively, (b) ESOP share allocations of $5,941, $6763, and $0, respectively, (c) insurance benefit payments in the amount of $16,772, $18,261, and $447, respectively, and (d) dividends on unvested restrict stock grants in the amount of $4,356, $1,700, and $425, respectively.

(11)
In 2012, 2011 and 2010 includes: (1) 401(k) Plan match in the amount of $12,500, $12,250, and $12,250, respectively, (2) ESOP share allocations of $5,941, $6763, and $0, respectively, (3) insurance benefit payments in the amount of $16,772, $24,495, and $447, respectively, and (4) dividends on unvested restrict stock grants in the amount of $4,356, $1,700, and $425, respectively.

Grants of Plan-Based Awards—2012

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
					Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Date of Grant Approval	Target ($)(1)	Maximum ($)(2)	Threshold (#)(4)	Target (#)(5)	Maximum (#)(6)
Paul A. Perrault	7/30/2012	6/6/2012	$491,250	$491,250	539	26,971	29,688	26,970	$458,499
Julie A. Gerschick	7/30/2012	6/6/2012	$131,000	$131,000	75	3,750	4,125	3,750	$63,750
Mark J. Meiklejohn	7/30/2012	6/6/2012	$120,000	$120,000	50	2,500	2,750	2,500	$42,500
M. Robert Rose	7/30/2012	6/6/2012	$131,000	$131,000	75	3,750	4,125	3,750	$63,750
James M. Cosman	7/30/2012	6/6/2012	$112,500	$112,500	75	3,750	4,125	3,750	$63,750

(1)
Target refers to the amount that would be paid if the specified performance targets were achieved.

(2)
Maximum refers to the maximum payment possible under the plan.

(3)
Shares granted on July 30, 2012 may vest on July 30, 2015 assuming that identified performance targets are met. Specifically, the Company's return on assets, return on equity, asset quality and total return to stockholders will be compared to the performance of the peer group. Payments will be made to the Named Officers based on the Company's performance relative to the peer group. Each factor is weighted at 25% of the total.

(4)
Threshold has been established as performance at the 25th percentile or greater when measured against the defined peer group. Performance between the 25th and 50th percentile would be pro-rated with performance at the 50th percentile triggering payments of 50% of target.

(5)
Target has been established as performance at the 75th percentile of the peer group.

(6)
Maximum payments of 110% of target will be paid for performance above the 75th percentile when measured relative to the peer group.

(7)
The restricted stock value is the market value of the underlying stock on the grant date.

Outstanding Equity Awards at Fiscal Year End—2012

        The following table itemizes outstanding option awards and stock awards held by the Company's Named Officers as of December 31, 2012:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Paul A. Perrault	3/16/2010	52,333		10.71	3/16/20
	7/1/2011					15,596	132,566	23,395	198,858
	7/30/2012					26,970	229,245	26,971	229,254
Julie A. Gerschick	11/14/2011					2,500	21,250	3,750	31,875
	7/30/2012					3,750	31,875	3,750	31,875
Mark J. Meiklejohn	7/30/2012					2,500	21,250	2,500	21,250
M. Robert Rose	7/1/2011					2,500	21,250	3,750	31,875
	7/30/2012					3,750	31,875	3,750	31,875
James M. Cosman	7/1/2011					2,500	21,250	3,750	31,875
	7/30/2012					3,750	31,875	3,750	31,875

(1)
The awards made to Mr. Perrault, Mr. Rose, and Mr. Cosman on July 1, 2011 will vest ratably on July 1, 2012, July 1, 2013 and July 1, 2014. The awards made to Mr. Perrault, Ms. Gerschick, Mr. Meiklejohn, Mr. Rose, and Mr. Cosman on July 30, 2012 will vest ratably on July 30, 2013, July 30, 2014 and July 30, 2015. The award made to Ms. Gerschick on November 14, 2011 will vest ratably on November 14, 2013 and November 14, 2014.

(2)
Based on market value per share of $8.50 at December 31, 2012.

(3)
Shares awarded to Mr. Perrault, Mr. Rose, and Mr. Cosman on July 1, 2011 are scheduled to vest on July 1, 2014 assuming the attainment of identified performance targets. The shares awarded to Ms. Gerschick on November 14, 2011 are scheduled to vest on November 14, 2014 assuming the attainment of identified performance targets. Shares awarded to Mr. Perrault, Ms. Gerschick, Mr. Meiklejohn, Mr. Rose and Mr. Cosman on July 30, 2012 are scheduled to vest on July 30, 2015 assuming the attainment of identified performance targets.

Option Exercises and Stock Vested—2012

        The following table sets forth information with respect to the aggregate amount of options exercised and stock awards vesting during the last fiscal year and the value realized thereon.

	Stock Awards
Name	Number of shares acquired on vesting	Value realized on vesting ($)
Paul A. Perrault	7,799	69,021	(1)
Julie A. Gerschick	1,250	9,600	(2)
Mark J. Meiklejohn	—	—
M. Robert Rose	6,250	53,063	(1)(3)
James M. Cosman	6,250	53,063	(1)(3)

(1)
Value is based on the number of shares that vested on July 1, 2012, multiplied by the market price per share on the vesting date, which was $8.85.

(2)
Value is based on the number of shares that vested on November 14, 2012, multiplied by the market price per share on the vesting date, which was $7.68.

(3)
Value is based on the number of shares that vested on August 4, 2012, multiplied by the market price per share on the vesting date, which was $8.40.

Nonqualified Deferred Compensation—2012

        The following table contains information about the activity in, and the balances of, each Named Officer's nonqualified deferred compensation account as of December 31, 2012:

Name	Executive Contribution in 2012 ($)(1)	Company Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)(2)	Aggregate Withdrawals or Distributions ($)	Aggregate balance as of December 31, 2012 ($)
Paul A. Perrault	—	—	10,081	—	219,435
Julie A. Gerschick	—	—	—	—	—
Mark J. Meiklejohn	—	—	—	—	—
M. Robert Rose	—	—	—	—	—
James M. Cosman	94,350	—	5,130		127,581

(1)
The amount listed represents the amounts contributed by the Named Officer which are reported as salary in the Summary Compensation Table.

(2)
The aggregate earnings represent interest paid on the Named Officer's balances calculated using the Company's average annual yield on earning assets for the previous calendar quarter, converted to a monthly equivalent yield.

Potential Payments Upon Termination or Change in Control

        Employment Agreement with Paul A. Perrault.    The Company and Brookline Bank entered into an employment agreement (the "Perrault Agreement") with Mr. Perrault on April 11, 2011. The Perrault Agreement is for a period of 36 calendar months, and commencing on the first anniversary of the date of the Perrault Agreement, and continuing at each anniversary date thereafter, the Perrault Agreement shall renew for an additional year unless written notice is provided to Mr. Perrault at least 60 days prior to any such anniversary date.

        The Perrault Agreement provides that the Company will pay Mr. Perrault a base salary and a short-term incentive payment of up to 75% of base salary. As previously discussed, payment of this award is predicated upon the Company's achievement of established annual goals. The Perrault Agreement also sets forth the terms and conditions of Mr. Perrault's long-term incentive, which is in the form of equity compensation. Specifically, Mr. Perrault is eligible to receive an award of restricted stock having a value equal to 70% of his base salary in effect at the time the award is made. Fifty percent (50%) of each award will vest ratably over a three-year period, with the remaining 50% vesting at the end of a three-year period based on the attainment of performance goals which are established by the Compensation Committee.

        Upon the occurrence of an Event of Termination, as defined in the Perrault Agreement, Mr. Perrault (or his beneficiaries or estate in the event of his death subsequent to his termination of employment) is entitled to receive an amount equal to the sum of (i) Mr. Perrault's base salary, (ii) the highest Bonus awarded to him during the past three years, and (iii) the highest Equity Consideration previously awarded to him in any year.

        Upon the occurrence of a Change in Control, as defined in the Perrault Agreement, Mr. Perrault (or his beneficiaries or estate) is entitled to receive an amount equal to three times the sum of items (i), (ii) and (iii) as set forth in the preceding paragraph and all unvested restricted and performance stock awards immediately vest and become payable upon a Change in Control.

        Upon the occurrence of an Event of Termination or a Change in Control, life and disability coverage substantially identical to the coverage maintained by the Company or the Bank shall continue to be made available to Mr. Perrault for 24 months from the date of termination. The Company shall also provide Mr. Perrault with healthcare coverage (medical and dental) until he attains age 65; provided, however, that if such coverage would cause the Company to be subject to tax penalties under the Patient Protection and Affordable Care Act, the Company shall pay Mr. Perrault a monthly amount equal to the cost of healthcare coverage until he attains age 65.

        Notwithstanding the preceding paragraphs, if the aggregate payments and benefits to be made to Mr. Perrault (the "Termination Benefits") would be deemed to include an "excess Parachute payment" under Section 280G of the Code, then the Termination Benefits would be reduced to an amount (the "non-Triggering Amount"), the value of which would be one hundred dollars less than the total amount of payments permissible under Section 280G of the Code.

        In the event that Mr. Perrault is unable to perform his duties on a full-time basis for a period of six consecutive months due to disability, the Company may terminate the Perrault Agreement, but will be obligated to pay him his base salary for one year, provided that any amounts actually paid to Mr. Perrault pursuant to any disability insurance or other similar such program which the Company has provided, or pursuant to any workman's or social security disability program, shall reduce the compensation to be paid to Mr. Perrault resulting from his disability.

        In the event of death, Mr. Perrault's estate, legal representatives or beneficiaries shall be paid his base salary for a period of one year from the date of his death and the Company will continue to provide medical, dental and other benefits normally provided to Mr. Perrault's family for one year after his death.

        Employment Agreement with Mark J. Meiklejohn.    The Company entered into an employment agreement (the "Meiklejohn Agreement") with Mr. Meiklejohn on April 19, 2011.

        The Meiklejohn Agreement provides that Mr. Meiklejohn will serve as the President and Chief Executive Officer of Bank Rhode Island, receive a base salary and is eligible to participate in the Company's short-term incentive pay plan.

        Upon the occurrence of a Termination either by the Company without cause or by Mr. Meiklejohn for Good Reason, as defined in the Meiklejohn Agreement, Mr. Meiklejohn is entitled to receive an amount equal to the sum of Mr. Meiklejohn's base salary. In addition, the Company will provide Mr. Meiklejohn with medical, dental and life insurance benefits for a period of 12 months from the date of termination.

        Notwithstanding the preceding paragraph, if the aggregate payments and benefits to be made to Mr. Meiklejohn (the "Termination Benefits") would be deemed to include an "excess Parachute payment" under Section 280G of the Code, then the Termination Benefits would be reduced to an amount (the "non-Triggering Amount"), the value of which would be one hundred dollars less than the total amount of payments permissible under Section 280G of the Code

        In the event that Mr. Meiklejohn is unable to perform his duties on a full-time basis for a period of 12 consecutive months due to disability or death, the Company may terminate the Meiklejohn Agreement, but will be obligated to pay Mr. Meiklejohn or his base salary for a period of six months from the date of disability or the date of his death, respectively.

        The Meiklejohn Agreement provides that Mr. Meiklejohn will enter into a change in control agreement with the Company. The information regarding payments and benefits available to Mr. Meiklejohn upon a change in control are set forth below.

        Change in Control Agreements.    The Company, including its subsidiaries, has entered into change in control agreements (the "Change in Control Agreements") with several of the Company's officers, including individuals who serve as officers of the Company's subsidiaries and all of the Named Officers. The Change in Control Agreements provide certain benefits in the event of a change in control of the Company. For these purposes, a "change in control" is defined generally to mean: (i) consummation of a plan of reorganization, merger or sale of substantially all of the assets of the Company where the Company is not the surviving entity; (ii) changes to the Board of Directors of the Company whereby individuals who constitute the current Board cease to constitute a majority of the Board, subject to certain exceptions; (iii) a "change in control" as that term is defined in the Bank Holding Company Act; (iv) a transaction or occurrence whereby any person becomes the beneficial owner of 25% or more of the voting securities of the Company; and (v) a tender offer is made for 25% or more of the voting securities of the Company and 25% or more of the stockholders have tendered their shares.

        Upon a change in control, Named Officers are entitled to a payment under the Change in Control Agreement if the officer's employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his or her annual compensation or benefits, or relocation of the officer's principal place of employment by more than 30 miles from its location immediately prior to the change in control.

        In the event that Mark J. Meiklejohn is entitled to receive payments pursuant to the Change in Control Agreement, he would receive a cash payment equal to two times the annual base salary and cash incentive paid to him attributable to the preceding year and all unvested restricted stock and performance stock awards immediately vest and become payable on a Change in Control. In addition, Mr. Meiklejohn would receive life, health and dental coverage for a period of up to 24 months following a termination due to a change in control.

        In the event that either James M. Cosman, Julie A. Gerschick, or M. Robert Rose is entitled to receive payments pursuant to the Change in Control Agreement, the respective officer would receive a cash payment equal to the annual base salary paid to the officer and the cash incentive paid to the officer attributable to the preceding year and all unvested restricted stock and performance stock awards immediately vest and become payable on a Change in Control. In addition, the officers would receive life, health and dental coverage for a period of up to 12 months following a termination due to a change in control. In addition, the officers would receive life, health and dental coverage for a period of up to 12 months following a termination due to a change in control.

        Notwithstanding any provision to the contrary in the Change in Control Agreements, payments under the Change in Control Agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

        In the aggregate, the Company's current liability with respect to all outstanding Change in Control Agreements is $11,331,586.

        Assuming the employment of the Named Officers were to be terminated under the circumstances listed below, each as of December 31, 2012, the following individuals would be entitled to the following payments and benefits under the terms of their employment agreements and other arrangements:

Name	Voluntary Resignation	Early Retirement	Normal Retirement	Involuntary not for Cause Termination	Involuntary Termination for Cause	Involuntary Termination after Change in Control	Disability(1)	Death(1)
Paul A Perrault
Employment Agreement
Cash Severance	$—	$—	$—	$1,531,062	$—	$4,593,186	$655,000	$655,000
Medical and dental premiums	$—	$—	$—	$52,832	$—	$52,832		$13,208
Life Insurance premiums	$—	$—	$—	$7,128	$—	$7,128	$—	$—
Disability Insurance	$—	$—	$—	$2,580	$—	$2,580	$—	$—
Stock Awards(2)	$—	$—	$—	$789,931	$—	$789,931	$789,931	$789,931
Car Allowance	$—	$—	$—	$3,438	$—	$3,438	$—	$—
Administrative Support	$—	$—	$—	$75,000	$—	$75,000	$—	$—
Julie A. Gerschick
Change in Control Agreement
Cash Severance	$—	$—	$—	$—	$—	$373,350	$—	$—
Medical and dental	$—	$—	$—	$—	$—	$13,208	$—	$—
Life insurance premiums	$—	$—	$—	$—	$—	$1,072	$—	$—
Disability Insurance	$—	$—	$—	$—	$—	$1,126	$—	$—
Stock awards(2)	$—	$—	$—	$—	$—	$116,875	$116,875	$116,875
Mark J. Meiklejohn
Change in Control Agreement
Cash Severance	$—	$—	$—	$300,000	$—	$804,000	$150,000	$150,000
Medical and dental premiums	$—	$—	$—	$13,208	$—	$26,415	$—	$—
Life insurance premiums	$—	$—	$—	$630		$630	$—	$—
Disability Insurance	$—	$—	$—	$—	$—	$300	$—	$—
Stock awards(2)	$—	$—	$—	$42,500	$—	$42,500	$42,500	$42,500
M. Robert Rose
Change in Control Agreement
Cash Severance	$—	$—	$—	$—	$—	$373,350	$—	$—
Medical and dental premiums	$—	$—	$—	$—	$—	$13,208	$—	$—
Life insurance premiums	$—	$—	$—	$—	$—	$3,564	$—	$—
Disability Insurance	$—	$—	$—	$—	$—	$1,126	$—	$—
Stock awards(2)	$—	$—	$—	$—	$—	$116,875	$116,875	$116,875
James M. Cosman
Change in Control Agreement
Cash Severance	$—	$—	$—	$—	$—	$320,625	$—	$—
Medical and dental premiums	$—	$—	$—	$—	$—	$13,208	$—	$—
Life insurance premiums	$—	$—	$—	$—	$—	$3,564	$—	$—
Disability Insurance	$—	$—	$—	$—	$—	$968	$—	$—
Stock awards(2)	$—	$—	$—	$—	$—	$116,875	$116,875	$116,875

(1)
In the event of disability or death of a Named Officer, in addition to the benfits shown under the columns "Disability" and "Death," the Named Officer would receive benefits under the Company's disability plan or payments under the Company's group term life insurance plan, as appropriate.

(2)
Shares of common stock awarded to the named Named Officers that had not yet vested at December 31, 2012 would have vested upon involuntary termination following a change in control, or in the event of death of disability.

AUDIT COMMITTEE REPORT

        The Audit Committee currently consists of five members of the Board, each of whom is independent under the NASDAQ Stock Market LLC ("NASDAQ") listing standards and Securities and Exchange Commission ("SEC") rules and regulations applicable to Audit Committees. All members of the Audit Committee are financially literate under the applicable NASDAQ rules, and Thomas J. Hollister and John J. Doyle, Jr. are "audit financial committee experts" within the meaning of that term as defined by the SEC in Regulation S-K under the Securities Exchange Act of 1934, as amended. The Board has adopted, and annually reviews, an Audit Committee charter. The charter specifies the scope of the Audit Committee's responsibilities and how it carries out those responsibilities.

        The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibilities of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company's independent registered public accounting firm and internal audit function, evaluating the Company's accounting policies and the Company's system of internal controls that management and the Board have established, and reviewing material transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements.

        The Audit Committee has reviewed and discussed the Company's December 31, 2012 consolidated audited financial statements with management and with KPMG LLP, the Company's independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with KPMG LLP's independence.

        Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the December 31, 2012 consolidated audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. We have selected KPMG LLP as the Company's independent registered public accounting firm for the fiscal year end 2013, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

        Members of the Audit Committee

Thomas J. Hollister (Chair)
John J. Doyle, Jr.
John A. Hackett
Bogdan Nowak
Rosamond B. Vaule

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        KPMG LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our consolidated financial statements for the fiscal year ended December 31, 2012. The Audit Committee has appointed KPMG LLP to serve as the independent registered public accounting firm to conduct an audit of our consolidated financial statements for the fiscal year ending December 31, 2012.

        Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

        It is anticipated that a representative of KPMG LLP will attend the Annual Meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS
THE COMPANY'S INDEPENDENT REGISTERED ACCOUNT FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

Public Accounting Fees

        The following is a summary of the fees for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2012 and 2011:

Fee Category	2012	2011
Audit Fees(1)	$1,136,000	$732,395
Audit-Related Fees(2)	$403,000	$—
Tax Fees(3)	$211,000	$92,370
All Other Fees(4)	$—	$—
	$1,750,000	$824,765

(1)
Audit Fees.    Audit Fees were for professional services rendered for the audit of our annual financial statements, the audit of internal controls over financial reporting, the review of quarterly financial statements, and the preparation of statutory and regulatory filings.

(2)
Audit-Related Fees.    Audit-related fees were for audit services rendered in conjunction with the Company's acquisition of Bancorp Rhode Island, Inc. and the Company's 2012 systems conversions.

(3)
Tax Fees.    Tax fees consist of fees billed for professional services for tax compliance, tax planning, tax audit defense, and mergers and acquisitions. The Audit Committee considered and determined that the provision for non-audit services provided by KPMG LLP is compatible with maintaining that firm's independence.

(4)
All Other Fees.    There were no other fees.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

        At present, our Audit Committee approves each engagement for audit and non-audit services before we engage KPMG LLP to provide those services. Our Audit Committee has not established any pre-approval policies or procedures that would allow management to engage KPMG LLP to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by KPMG LLP for the fiscal year 2012 were obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

 PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON
EXECUTIVE COMPENSATION

        As required by Section 14A of the Securities Exchange Act of 1934, as amended, the Board of Directors is submitting to stockholder approval, on an advisory basis, the compensation paid to the Company's named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Company, the Board of Directors has determined that it will hold an advisory vote on executive compensation on an annual basis, and the next such stockholder advisory vote will occur at the 2014 Annual Meeting of Stockholders.

        The resolution that is the subject of this proposal is a non-binding advisory resolution and will not have any binding legal effect regardless of whether or not it is approved, and may not be construed as overruling a decision by the Company or the Board of Directors or creating or implying any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution relates primarily to compensation that has already been paid or is contractually committed for the Company's Named Officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take the results of this vote on this proposal into account in its future decisions regarding the compensation of the Company's Named Officers.

        The Company has five Named Officers listed in this Proxy Statement. The Company's compensation program is designed to attract, motivate and retain the Named Officers who are critical to the Company's success, offering a combination of base salary and annual long-term incentives that are closely aligned with the Company's annual and long-term performance objectives. Please see the section titled "Compensation Discussion and Analysis" for additional information about the Company's executive compensation programs.

        We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year as detailed in our discussion section titled "Compensation Discussion and Analysis."

        For these reasons, the Board of Directors recommends that stockholders vote in favor of the following resolution:

          RESOLVED, that the compensation of the Company's Named Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED OFFICERS

 STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy materials for its 2014 Annual Meeting must be received by the Company on or before December 7, 2013 in order to be considered for inclusion in its proxy materials. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy materials. Any such proposal should be mailed to: Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116, Attn.: Corporate Secretary.

        Stockholder proposals to be presented at the Company's 2014 Annual Meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy materials for its 2014 Annual Meeting, must be received in writing at our principal executive office, together with the appropriate supporting documentation, not later than February 7, 2014, nor earlier than January 8, 2014; provided, however, that if the Company's 2014 Annual Meeting is first convened before April 8, 2014 or after July 7, 2014, notice must be received by the Company not later than the later of the 90th day prior to the scheduled date of such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116, Attn.: Corporate Secretary.

OTHER MATTERS

        The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their discretion.

MISCELLANEOUS

        The Company will incur costs of soliciting proxies. Upon request, the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and other of the Company's employees may solicit proxies personally or by telephone without additional compensation.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROOKLINE BANCORP, INC.			For	Withhold	For All
			All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	To elect the four nominees named in the proxy statement, each to serve for a three-year term and until their respective successors are elected and qualified:		☐	☐	☐
	(01)	David C. Chapin
	(02)	John A. Hackett
	(03)	John L. Hall II.
	(04)	Rosamond B. Vaule

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2013.		☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.		☐	☐	☐

4.

In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If executed by a company or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BROOKLINE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 8, 2013, 11:00 A.M. EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned stockholder of Brookline Bancorp, Inc., a Delaware corporation (the “Company”), hereby appoints Paul A. Perrault, President and Chief Executive Officer and Michael W. McCurdy, General Counsel and Corporate Secretary, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at The Charles Hotel on May 8, 2013, 11:00 a.m. Eastern Time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXECUTED.

SEE REVERSE	PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL	SEE REVERSE
SIDE	THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE	SIDE

2